 Exhibit (a)(i)(vii)
SHARE WITHDRAWAL LETTER
SHARE WITHDRAWAL LETTER FOR THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING ORDINARY SHARES (INCLUDING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, OR ADSs) HELD BY HOLDERS OF SKY SOLAR HOLDINGS, LTD. FOR $0.30 PER ORDINARY SHARE AND $6.00 PER AMERICAN DEPOSITARY SHARE, WITHOUT INTEREST WITHOUT INTEREST AND LESS ANY ADS CANCELLATION FEES AND OTHER RELATED FEES AND WITHHOLDING TAXES, BY SQUARE ACQUISITION CO.

TO BE COMPLETED AND SUBMITTED IN DUPLICATE TO THE FINANCIAL INTERMEDIARY TO WHICH THE SHAREHOLDER HAD DELIVERED ITS SHARE LETTER OF TRANSMITTAL/ADS LETTER OF TRANSMITTAL NO LATER THAN 10:00 A.M. (NEW YORK CITY TIME) ON THE INITIAL EXPIRATION DATE

I, the undersigned,
Legal entity:
Name and legal form:
Registered office:
Country:
Validly represented by:	1. (name, surname, domicile and capacity) 2. (name, surname, domicile and capacity)
Natural person:
Surname:
Name:
Domicile:
Nationality:
Surname:
Passport number:
declare after having had the opportunity to read the Offer to Purchase, dated July 6, 2020 (the “Offer to Purchase”) published by Square Acquisition Co., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Purchaser”) and a wholly owned subsidiary of Square Limited, itself an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), which upon consummation of the Offer shall be wholly owned by Japan NK Investment K.K., a joint stock company organized under the laws of Japan (“JNKI”), IDG-Accel China Capital L.P., a limited partnership organized under the laws of the Cayman Islands (“IDG CC”), IDG-Accel China Capital Investors L.P., a limited partnership organized under the laws of the Cayman Islands (“IDG CCI”, and together with IDG CC, “IDG”), Jolmo Solar Capital Ltd., a limited company organized under the laws of the British Virgin Islands (“Jolmo”), CES Holding Ltd., a limited company organized under the laws of Hong Kong (“CES”), Jing Kang, a natural person and citizen of Canada, Bin Shi, a natural person and citizen of the People’s Republic of China, Sino-Century HX Investments Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (“SCHI”), Kai Ding, a natural person and citizen of the People’s Republic of China, TCL Transportation Holdings Limited, a limited company organized under the laws of the British Virgin Islands (“TCL”), Esteem Venture Investment Limited, a limited company organized under the laws of the British Virgin Islands (“Esteem”), Mamaya Investments Ltd, a limited company organized under the laws of the British Virgin Islands (“Mamaya”), Xanadu Investment Ltd. (H.K.), a company incorporated with limited liability under the laws of Hong Kong

(“Xanadu”), Abdullateef A. AL-Tammar, a natural person and citizen of Kuwait, Development Holding Company Ltd., an exempted company with limited liability organized under the laws of the Cayman Islands (“DHCL”) and Bjoern Ludvig Ulfsson Nilsson, a natural person and citizen of Sweden (JNKI, IDG, Jolmo, CES, Jing Kang, Bin Shi, SCHI, Kai Ding, TCL, Esteem, Mamaya, Xanadu, Abdullateef A. AL-Tammar, DHCL and Bjoern Ludvig Ulfsson Nilsson, collectively with Parent and Purchaser, the “Offeror Group”) relating to its offer to purchase all issued and outstanding Ordinary Shares of Sky Solar Holdings, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“SKYS” or the “Company”), par value $0.0001 per share (the “Ordinary Shares”) including all Ordinary Shares represented by American depositary shares (the “ADSs,” each representing twenty Ordinary Shares), not currently owned by Offeror Group (as well as 600,000 ADSs owned by Kai Ding and 146,499 ADSs owned by TCL, which shall be tendered in the Offer) that:
i.
I accept the terms and conditions to withdraw from the Offer described in the Offer to Purchase;

ii.
I hereby withdraw:

☐
my acceptance of the Offer and the tender of my Ordinary Shares/ADSs indicated on my executed Share Letter of Transmittal/ADS Letter of Transmittal, a copy of which I attach to this Share Withdrawal Letter;

I am aware, agree and confirm that:
i.
in order to be valid, this Withdrawal must be submitted in duplicate in accordance with the applicable withdrawal procedure as set forth in the Offer to Purchase (Section 4), to the financial intermediary to which I had delivered my Share Letter of Transmittal/ADS Letter of Transmittal at the latest before 12:00 midnight (New York City time) on the Initial Expiration Date, or any earlier deadline set by the financial intermediary;

ii.
I am duly authorized to withdraw my acceptance of the Offer and all authorizations, formalities or procedures required to that end have been duly and successfully obtained, accepted, completed and/or carried out;

iii.
if the Ordinary Shares/ADSs are co-owned by two or more holders, each of them must provide the identification information requested above and sign this same Share Withdrawal Letter; if the Ordinary Shares/ADSs are subject to beneficial ownership, both the bare owner and the beneficial owner must provide the identification information requested above and sign this Share Withdrawal Letter; if the Ordinary Shares/ADSs are pledged, both the pledging debtor and the creditor benefiting from such pledge must provide the identification information requested above and sign this Share Withdrawal Letter with the understanding that the creditor benefiting from the pledge will be deemed irrevocably and unconditionally to renounce and release the shares concerned from his pledge; and

iv.
I have received all information necessary to be able to take a decision on the Offer with full knowledge of the facts, and I am fully aware of the risks it entails and have inquired about the taxes I could owe in the framework of the transfer of my Ordinary Shares/ADSs to Purchaser which, if need be, I shall bear in full.

Except where indicated to the contrary, the terms used in this Share Withdrawal Letter shall have the same meaning as in the Offer to Purchase.
* * *

Done in duplicate at (place) on
 (date) 2020.
The Shareholder	Other financial intermediary
(signature) (name, first name)	(signature) (financial intermediary)
(signature) (name, first name)